As filed with the Securities and Exchange Commission on March 1, 2011
Registration No. 333-172298
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 Amendment No. 1 To
FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GLOBALOPTIONS GROUP, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)

30-0342273 (I.R.S. Employer Identification Number)

75 Rockefeller Plaza 27th Floor New York, New York 10019 (212) 445-6262 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Harvey W. Schiller, Ph.D.
Chairman and Chief Executive Officer
GlobalOptions Group, Inc.
75 Rockefeller Plaza
27th Floor
New York, New York 10019
(212) 445-6262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert H. Friedman, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP 65 East 55th Street New York, New York 10022 (212) 451-2300

As soon as practicable after the effective date of this registration statement (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                     ☐                                   Accelerated filer box                                 ☐
Non-accelerated filer                                       ☐                                   Smaller reporting company                      ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	1,868,288 Shares	2.57	$4,801,501	$557.46
TOTAL	1,868,288 Shares	2.57	$4,801,501	$557.46 (3)

(1)
Pursuant to Rule 416 of the Securities Act, such shares of our common stock offered hereby also include an indeterminate number of additional shares of our common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of our common stock on the Nasdaq Capital Market on February 11, 2011, solely for the purpose of calculating the registration fee.

(3)
The registrant has previously paid a filing fee of $557.46 in connection with this offering based on the average of the high and low prices reported for the registrant’s common stock traded on the Nasdaq Capital Market on February 11, 2011 for 1,868,288 Shares.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.

Subject to completion, dated March 1, 2011

1,868,288 Shares

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to an aggregate of 1,868,288 shares of common stock of GlobalOptions Group, Inc. All of these shares of our common stock are being offered for resale by the selling stockholders.

We will not receive any of the proceeds from the sale of these shares by the selling stockholders. See “Use of Proceeds.” We will bear all costs relating to the registration of these shares, other than underwriting discounts and commissions.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “GLOI.” On February 25, 2011, the last sale price of our common stock quoted on the Nasdaq Capital Market was $2.60 per share.

On January 18, 2011, the staff of The NASDAQ Stock Market, Inc. (“NASDAQ”) delivered a determination letter (the “Determination Letter”) to us indicating its belief that we no longer meets its listing standards as that we are not in compliance with Listing Rule 5101 and may be a “public shell” with no operating business following the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode and the discontinuation of International Strategies.  Marketplace Rule 5100 provides NASDAQ with discretionary authority to apply more stringent criteria for continued listing and can terminate the inclusion of particular securities based on any event that occurs that in the opinion of NASDAQ makes inclusion of the securities in the NASDAQ inadvisable or unwarranted.

The Determination Letter stated that we have the right to appeal the delisting decision and that absent such an appeal, trading in our common stock will be suspended at the opening of business on January 27, 2011.  On January 25, 2011, we sent a letter to NASDAQ stating that in accordance with the NASDAQ Listing Rule 5800 Series, we would appeal the determination.  On February 28, 2011, we received a letter from the Nasdaq Hearings Panel indicating that our common stock will be delisted as of the opening of business on March 2, 2011.  Following the delisting, it is our intention that our securities would be eligible for quotation on the OTC Bulletin Board.

Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” starting on page 3 of this prospectus to read about risks that you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                                                                                                   ____________  __ 2011.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Some data in this prospectus is based on our good faith estimates, which are derived from our review of internal surveys and studies, as well as independent industry publications. Although we believe that these outside sources are reliable, we have not independently verified, and do not guarantee, the accuracy and completeness of this information.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus and should be read in conjunction with the more detailed information contained in this prospectus and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section in this prospectus. All references in this prospectus to “GlobalOptions,” “we,” “us,” “our company” or “our” refer to GlobalOptions Group, Inc. and its consolidated subsidiaries, except where it is clear that such terms mean only GlobalOptions Group, Inc. or our operating subsidiary, GlobalOptions, Inc.

(Dollar amounts in thousands, except per share amounts)

Overview

GlobalOptions Group, Inc. and its subsidiaries (collectively we, us, the “Company” or “GlobalOptions Group”) was an integrated provider of risk mitigation and management services. References herein to “GlobalOptions” refer to GlobalOptions, Inc., an operating subsidiary of the Company.

During the year ended December 31, 2010, we sold or closed all of our operating businesses. We completed the sale of our SafirRosetti business unit (“SafirRosetti”) on April 30, 2010, our Preparedness Services business unit (“Preparedness Services”) on July 16, 2010, our Fraud and SIU Services business unit (“Fraud and SIU Services”) on July 20, 2010, our subsidiary, The Bode Technology Group, Inc. which represented our Forensic DNA Solutions and Products Services business unit (“Bode”) on November 30, 2010 and on December 31, 2010, we closed our International Strategies business unit (“International Strategies”).

As a result of our sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode and the closure of International Strategies, the results and accounts of these business units are shown as discontinued operations in our financial statements. As of December 31, 2010 and February 15, 2011, continuing operations consist solely of executive and general corporate operations.  These executive and general corporate operations include services provided by the Company in support of the business units sold in connection with (i) transition service agreements, including services provided for cash and treasury management, information technology, employee benefits, general insurance and general transition services, and (ii) marketing and business development support that is intended to help drive sales revenues of the business units sold.   In addition, executive and general corporate operations include the monitoring and managing of the Company’s receipt of notes receivable, working capital adjustments, escrowed purchase price amounts and earnouts, the collection of which the Company expects will extend through approximately April 2012.

We have publicly announced that we currently intend to return the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode to our stockholders, after satisfying existing contractual obligations and establishing appropriate reserves for contingencies and ongoing operating costs.  In connection with this intention, on December 1, 2010, we commenced a partial tender offer to purchase for cash up to 10,000,000 shares of our common stock at a price of $2.40 per share. The tender offer closed on December 29, 2010, after which we purchased a total of 1,119,978 shares at a cost of $2,688. In addition, during the year ended December 31, 2010, just prior to the aforementioned tender offer, we repurchased in the open market 16,627 shares of our common stock at a cost of $39.   On February 7, 2011, our board of directors approved a new program to purchase up to $3,000 of our common stock over a period of 18 months, at such times, amounts and prices as the Company shall deem appropriate.  We continue to explore the most efficient form of the distribution of the remaining proceeds from the sales of these units and have also explored alternative uses of the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode in the event that we determine not to further distribute these proceeds to our stockholders.

Although we have publicly announced that we currently intend to return the remaining net proceeds from the sales of the SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode to our stockholders after satisfying existing contractual and banking obligations and establishing appropriate reserves for contingencies and ongoing operating costs, there is no guaranty that we will do so.  In the event that we decide to retain the proceeds from such sales, we may pursue a business combination or other type of corporate transaction.  We currently do not have any arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity or within any specific industry and there can be no assurance that we will be successful in identifying and evaluating or in concluding any such business combination.

Corporate Information

Our principal executive offices are located at 75 Rockefeller Plaza, 27th Floor, New York, New York 10019. Our telephone number is (212) 445-6262 and our fax number is (212) 445-0053. Our website is located at www.globaloptionsgroup.com. Information on our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	1,868,288 shares.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

Nasdaq Capital Market symbol	“GLOI”

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, before making a decision to invest in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of our common stock to decline and a loss of all or part of your investment.

Risks Related to Our Business and Industry

We currently have no business revenues or operations.

In the past year, we have sold SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode and the closure of International Strategies and our continuing operations consist solely of our executive and general corporate operations.  We currently have no plans to resume or acquire any additional business operations.  We may never establish additional revenues in the future other than future cash flows from earnouts, escrows and working capital adjustments as a result of the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode.

We will continue to incur operating expenses for SEC reporting, auditing and similar functions, as well as normal operating expenses associated with any ongoing business, such as rent, annual taxes, filing fees, and the like.  Accordingly, in the absence of revenues, the Company will incur losses.

We have limited financial resources.

Other than (i) the cash proceeds received upon the closings of the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, (ii) earnouts from the sales of Preparedness and Bode, (iii) the receipt of payment from a promissory note issued in connection with the sale of SafirRosetti, (iv) the receipt of payment of a percentage of account receivables collected by the purchaser of SafirRosetti, (v) potential working capital adjustments from the sales of Preparedness Services and Bode, and (vi) payments from escrow accounts established in connection with the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, we may have no future cash flows and may not receive any of the payments set forth in (ii) through (vi) above.

We have stated our current intention that we currently intend to return the net proceeds from these sales to our stockholders after satisfying existing contractual and banking obligations and establishing appropriate reserves for contingencies and ongoing operating costs. During the year ended December 31, 2010, we repurchased in the open market 16,627 shares of our common stock at a cost of $39.  On December 1, 2010, we commenced a partial tender offer to purchase for cash up to 10,000,000 shares of our common stock at a price of $2.40 per share. The tender offer closed on December 29, 2010, in which we purchased a total of 1,119,978 shares at a cost of $2,688.  If we make additional distributions or commence additional buybacks, there is no guaranty that the amount of such cash that we decide to maintain will be enough to cover our future expenses, including, (i) reporting obligations under the Exchange Act, (ii) other general and administrative expenses in connection with the continued operations of our business, and/or (iii) the repayment of certain of the proceeds received from the sales either pursuant to a working capital adjustment, a guaranty of receivables or any other claim by a purchaser of any of the units.

We are highly dependent on the release of funds from escrow accounts.

In connection with the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, a portion of the proceeds from each sale was placed into escrow to protect against indemnification claims brought by the purchasers of such business units.  If such purchasers bring any claims pursuant to the agreements, such claims will first be against such escrow amounts, but could be brought in excess of such escrow amounts.  If such claims are proven successful, we may not receive the anticipated amounts from the escrow accounts or may have to pay claims in excess of the escrow amounts directly from the Company, and the receipt of funds in the escrow account may be delayed pending the final outcome of such claims.

We are highly dependent on earnout payments.

In connection with the sales of Preparedness Services and Bode, a substantial part of the purchase price from the sale of Preparedness Services and a portion of the purchase price from the sale of Bode, consists of an earnout payment.  Depending on the revenue actually earned by Preparedness Services and Bode during the earnout period, there could be no earnouts received by us.

We are dependent on the collection of Accounts Receivable.

In connection with the sales of SafirRosetti, Preparedness Services and Bode, part of the proceeds of each transaction is dependent upon the ability of the purchasers of each such unit to collect the accounts receivable existing at the time of closing of the respective units.  The purchasers of SafirRosetti are collecting the accounts receivable of SafirRosetti from which we will receive a portion of the proceeds of such collection.  The respective purchasers of Bode have the right to have us pay them up to a certain amount if they are unable to collect the accounts receivable for such unit within a given period of time.  If the purchasers of SafirRosetti or Bode do not collect the accounts receivable existing on the books of each such unit at the time of closing of the respective transactions, we may receive no additional proceeds from the sale of SafirRosetti or we may have to return a portion of the proceeds received from the Bode sale.

We may be unable to realize the benefits of our net operating loss (“NOL”) and capital loss carryforwards.

The amount of NOL and capital loss carryforwards that we have claimed have not been audited or otherwise validated by the U.S. Internal Revenue Service (the “IRS”).  The IRS could challenge our calculation of the amount of our NOL and capital loss or our determinations as to when a prior change in ownership occurred and other provisions of the Code may limit our ability to utilize our NOL and capital loss to offset taxable income and capital gains.  If the IRS was successful with respect to any such challenge, the tax benefit of our NOL and capital loss carryforwards to us could be substantially reduced.

Our arrangements with members of our senior management team, or our failure to retain or recruit key personnel, could negatively impact our ability to sell our products and services and grow our business.

Our future success will depend to a significant extent upon the abilities, level of service, reputation and relationships of our Chairman and Chief Executive Officer and Chief Financial Officer, the members of senior management of our former business units (with respect to the maintenance and growing of their respective business units in order to maximize our potential earnouts and to collect the outstanding accounts receivable) and our Board of Directors. Some members of our senior management team work on a part-time basis. These arrangements, or any reduction or loss of these individuals’ services, could have a material adverse effect upon our business.

Because a small number of clients account for a substantial portion of our former Preparedness Services unit’s revenues, the loss of any of these clients, or a decrease in their use of services, could cause the amount of our anticipated earnout to decline.

Revenues from our former Preparedness Services unit’s largest client, the State of Louisiana, accounted for 63% and 68% of the revenues generated by it during the years ended December 31, 2009 and 2008, respectively.  Its current contract with the State of Louisiana is a time and materials contract under which the State is not required to purchase a minimum amount of its services. Therefore, this contract could cease producing revenues at any time with little or no notice and significantly reduce or eliminate the amount of earnout we may receive.

The State of Louisiana can terminate its engagement with short notice or with no notice.

The engagement by the State of Louisiana is a project-based engagement and is terminable by it on short-term notice. As a result, it is not obligated to continue using our former Preparedness Services unit’s services at historical levels or at all, and may cancel its arrangement without penalty. Identifying and engaging new clients can be a lengthy and difficult process. Therefore, this contract could be terminated at any time with little or no notice and significantly reduce or eliminate the amount of earnout we may receive.

Bode is vulnerable to fluctuations in government spending and subject to additional risks as a result of the government contracting process, which often involves risks not present in the commercial contracting process.

Because many of Bode’s contracts are with government entities, its business is subject to a number of risks, including global economic developments, wars, political and economic instability, election results, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. Because many of its clients are federal, state or municipal government agencies with variable and uncertain budgets, the amount of business that Bode might receive from them may vary from year to year, regardless of the perceived quality of its business.

Moreover, competitive bidding for government contracts presents a number of risks that are not typically present in the commercial contracting process, including:

•	the need to devote substantial time and attention of its management team and key personnel to the preparation of bids and proposals for contracts that may not be awarded to Bode; and

•
the expenses that Bode might incur and the delays and revenue loss that it might suffer if its competitors protest or challenge contract awards made to it pursuant to competitive bidding. Such a protest or challenge could result in the resubmission of bids based on modified specifications, or in the termination, reduction or modification of the awarded contract.

If Bode is unable to consistently win new government contract awards over an extended period, or if it fails to anticipate all of the costs and resources that will be required to secure such contract awards, it may significantly reduce or eliminate the amount of earnout we may receive.

Preparedness Services and Bode’s professional reputations, which are critical to their businesses, are vulnerable to circumstances outside of their control.

Both Bode and Preparedness Services depend upon the reputation and the individual reputations of members of their respective senior management teams to obtain new client engagements. Each of Bode and Preparedness Services also obtain a substantial number of new engagements from existing clients or through referrals from existing clients. Anything that diminishes their respective reputations may make it more difficult to compete for new engagements or to retain existing clients and, therefore, could materially adversely affect their respective business. Any circumstances, including those where Preparedness Services or Bode are not at fault, and including any repercussions from events, that might publicly damage either of their goodwill, injure their reputation or damage their business relationships may lead to a broader material adverse effect on their respective business or prospects through loss of business, goodwill, clients, agents or employees, significantly reducing or eliminate the amount of earnout we may receive.

Bode is a worldwide business and is therefore influenced by factors and regulations in many countries.

Bode undertakes its business worldwide. The occurrence of any of the following risks relating to the conduct of Bode’s business in foreign countries could have a material adverse effect on the market for its services, their value to its clients or its ability to provide them:

•	changes in, and difficulty in complying with, laws and regulations of the different countries, including authority to trade or perform our existing and future services;

•	nullification, modification and renegotiation of contracts;

•	reversal of current policies, including favorable tax policies, encouraging foreign investment or foreign trade, or relating to the use of local agents;

•	restrictive actions by local governments, including tariffs and limitations on imports and exports;

•	adverse economic conditions which might impact the generation and flow of capital; and

•	difficulty in collecting accounts receivable and longer collection times.

The occurrence of any of these risks could significantly reduce or eliminate the amount of earnout we may receive.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could cause our stock price to decline.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business could be harmed.

As a public company, we are required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal control over financial reporting.

Failure to maintain an effective internal control environment could cause us to face regulatory action, result in delays or inaccuracies in reporting financial information or cause investors to lose confidence in our reported financial information, any of which could cause our stock price to decline.

We may become subject to significant legal proceedings.

We are subject from time to time to litigation and other adverse claims related to our former businesses, some of which may be substantial.  These claims have in the past been, and may in the future be, asserted by persons who are screened by us, regulatory agencies, former clients or other third parties. Matters such as these, in which we may become defendants, may negatively impact our cash flows.

Our exposure in a future liability action could exceed our insurance coverage.

Some of our former service offerings involved high risk activities. We may not be able to maintain insurance at levels of risk coverage or policy limits that we deem adequate for any of our former activities and cannot guarantee that every contract contains or will contain limitations on our liability below these policy limits. Because of the increasing cost of liability insurance, purchasing sufficient amounts of insurance coverage, or additional insurance when needed, could be prohibitively expensive. If we are sued for any injury caused by our any of our former business offerings, our liability could exceed our total assets. Any claims against us for our former service offerings, regardless of their merit or eventual outcome, could have a detrimental effect upon our financial condition.

We are subject to the risk of possibly becoming an investment company.

Under Section 3(a)(1)(C) of the Investment Company Act of 1940 (the “1940 Act”), an issuer is deemed to be an investment company if it is engaged in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire "investment securities" having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. The 1940 Act defines “investment securities” broadly to include virtually all securities except U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves regulated or exempt investment companies. Rule 3a-1 under the 1940 Act exempts an issuer if no more than 45% of its total assets consist of, and not more than 45% of its net income (for the last four fiscal quarters combined) is derived from, securities other than U.S. government securities, securities issued by employees’ securities companies, securities of majority-owned subsidiaries and primarily controlled companies.

While we currently have no plans to invest the proceeds of the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode. If we do invest the proceeds in investment securities, it is possible that we could inadvertently be deemed to be an investment company under the 1940 Act. If we were to inadvertently become an investment company, we would have one year to divest of a sufficient amount of investment securities and/or acquire other assets sufficient to cause us to no longer be an investment company. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. If it were established that we are an unregistered investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

We do not believe that our planned principal activities will subject us to the Investment Company Act. If we are deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would increase our operating expenses.

We have limited management and other resources.

If we do have any future operations, our ability to manage such future operations effectively will require us to hire new employees, to integrate new management and employees into any future operations, financial and management systems, controls and facilities. Our failure to handle the issues we face effectively, including any failure to integrate new management controls, systems and procedures, could materially adversely affect our company, results of operations and financial condition.

Risks Related To Our Stock

Our shares will delisted from the Nasdaq Capital Market.

On January 18, 2011, the staff of The NASDAQ Stock Market, Inc. (“NASDAQ”) delivered a determination letter (the “Determination Letter”) to us indicating its belief that we no longer meet its listing standards as that we are not in compliance with Listing Rule 5101 and may be a “public shell” with no operating business following the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode and the discontinuation of International Strategies.  Marketplace Rule 5100 provides NASDAQ with discretionary authority to apply more stringent criteria for continued listing and can terminate the inclusion of particular securities based on any event that occurs that in the opinion of NASDAQ makes inclusion of the securities in the NASDAQ inadvisable or unwarranted.

The Determination Letter stated that we have the right to appeal the delisting decision and that absent such an appeal, trading in our common stock will be suspended at the opening of business on January 27, 2011.  On January 25, 2011, we sent a letter to NASDAQ stating that in accordance with the NASDAQ Listing Rule 5800 Series, we would appeal the determination.  On February 28, 2011, we received a letter from the Nasdaq Hearings Panel indicating that our common stock will be delisted as of the opening of business on March 2, 2011.  Following the delisting, it is our intention that our securities would be eligible for quotation on the OTC Bulletin Board.

Even if our common stock is quoted on the OTC Bulletin Board, there could be a smaller market for our shares following our delisting from NASDAQ and this may increase our shares’ volatility.  Accordingly an investor may find it difficult to sell our securities.

Our common stock price has fluctuated considerably and stockholders may not be able to resell their shares at or above the price at which their shares were purchased.

Since our reverse merger in June 2005, the high and low bid price for our common stock has been $32.00 and $1.14 per share, respectively. The market price of our common stock may still fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:

•	Change in financial estimates by securities analysts

•	Changes is market valuation of comparable companies

•	Additions or departures of key personnel

•	Future sales of our common stock

•	Changes in the national and global economic outlook.

Some or all of which may affect us or our former business units and the amount of the earnouts and receipt of payments from escrow, so these factors still apply to us.

The stock market in general has experienced extreme price fluctuations.  Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock.  Price volatility might be worse if the trading volume of our common stock continues to be low, as we expect it to be.

The volume of trading of our stock will remain low and the market for selling our shares may be limited.

Our common stock has historically been sporadically or thinly traded.  As a result of the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, our trading volume may decrease even further. As a result, the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. In addition to the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, this situation is attributable to a number of factors, including the fact that stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume may be reluctant to follow a company with limited, if any, operations, or purchase or recommend the purchase of our common stock until we demonstrate that we can consistently operate profitably. As a consequence, there may be periods of several days or more when trading activity in our shares is low and a stockholder may be unable to sell his shares of common stock at an acceptable price, or at all. We cannot give stockholders any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. Following our delisting from NASDAQ, this issue of limited volume of trading and market for selling our shares could be exacerbated .

Our stockholders may no longer be allowed to use the exception under Rule 144 of the Securities Act.

Selling stockholders may not be able rely upon Rule 144 under the Securities Act (“Rule 144”) to sell their shares in open market transactions if we are determined to be a “public shell.”  Under Rule 144(i), Rule 144 is not available to companies that have no or nominal operations and the company’s assets consist solely of cash and cash equivalents and nominal other assets.

Following our delisting from NASDAQ we may be deemed a “penny stock.”

Following our delisting from NASDAQ we may be considered a “penny stock” as defined in the Exchange Act and the rules thereunder, unless the price of our shares of common stock is at least $5.00. We expect that our share price will be less than $5.00. Unless our common stock is otherwise excluded from the definition of “penny stock”, the penny stock rules apply. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its sales person in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that the broker-dealer, not otherwise exempt from such rules, must make a special written determination that the penny stock is suitable for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure rules have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. So long as our common stock is subject to the penny stock rules, the level of trading activity could be limited and it may be difficult for investors to sell our common stock.

We may never pay any dividends to stockholders.

We have never declared or paid any cash dividends or distributions on our capital stock.  We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We may not make additional distributions of net proceeds to our stockholders.

We have stated our current intention that we currently intend to return the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, to our stockholders after satisfying existing contractual and banking obligations and establishing appropriate reserves for contingencies and ongoing operating costs.   During the year ended December 31, 2010, we repurchased in the open market 16,627 shares of our common stock at a cost of $39.  On December 1, 2010, we commenced a partial tender offer to purchase for cash up to 10,000,000 shares of our common stock at a price of $2.40 per share. The tender offer closed on December 29, 2010, in which we purchased a total of 1,119,978 shares at a cost of $2,688.

Following the completion of the tender we continue to explore the most efficient form of the distribution of the remaining proceeds from the sales of these units, and have also explored alternative uses of the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode in the event that we determine not to further distribute these proceeds to our stockholders.

In the event that we decide to retain the proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode, we may pursue a business combination or other type of corporate transaction.  We currently do not have any arrangement, agreement or understanding with respect to engaging in a business combination with a specific entity and there can be no assurance that we will be successful in identifying and evaluating or in concluding a business combination.

Our executive officers, directors and 10% stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.

Our executive officers, directors and 10% stockholders control approximately 80% of the voting power represented by our outstanding common stock.  If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, such as the election of directors or the dissolution of the company.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

Provisions in our certificate of incorporation and by-laws may deter third parties from acquiring us and could lead to the entrenchment of our Board of Directors.

 Our certificate of incorporation and by-laws contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors, including the following:

•	we have authorized undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	stockholder action by written consent must be unanimous;

•	stockholders may only remove directors for cause;

•	vacancies on the Board of Directors may be filled only by the directors;

•	we have a stockholder rights plan in place; and

•	we require advance notice for stockholder proposals.

These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions that you desire. The anti-takeover defenses in our certificate of incorporation and by-laws could discourage, delay or prevent a transaction involving a change in control of our company.  These deterrents could adversely affect the price of the Company’s common stock and make it difficult to remove or replace members of the Board of Directors or management of the Company.  See “Description of Capital Stock” below for a discussion of some of these provisions that make the acquisition of the company more difficult.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act). To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements may be identified by the use of words such as “expects,” “plans,” “will,” “projects,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words or phrases of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements are subject to a number of risks and uncertainties discussed under the headings “Risk Factors” elsewhere in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on 10-Q. All forward-looking statements attributable to us are expressly qualified by these and other factors. We cannot assure you that actual results will be consistent with these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of any shares by the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the shares beneficially owned, as of February 25, 2011, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares each selling stockholder would own beneficially if all such offered shares are sold.  None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer except for Matthew Balk, Anthony Spatacco, who is an affiliate of Sterne, Agee & Leach, Inc., Dolmari, Ltd., which is an affiliate of Diamond Edge Capital Partners, LLC, vFinance Investments, Inc., Brad Barnard, Carmelo Troccoli, Jonathan Rich and Vincent Calicchia, who are affiliates of vFinance Investments, Inc., Starboard Capital Markets (inactive), Terry Brown, who is a former employee of Starboard Capital Markets, LLC, and Kaufman Bros. L.P.  Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.  Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Name	Shares of Common Stock Owned Prior to Offering		Shares of Common Stock to be Sold	Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned after the Offering
Abraham E. Cohen	21,750		21,750	0	—
Alan Dershowitz	2,344	(1)	2,344	0	—
Andrew J. Kaslow	25,877	(2)	24,730	1,147	*
Andrew Sachs	89	(3)	61	28	*
Annelia Holton-Williams	6,133	(4)	1,544	4,589	*
Anthony C. Santia	14		14	0	—
Anthony Spatacco	185		185	0	—
Arthur Dozortsev	391	(5)	391	0	—
Barry W. Scanlon	4,992	(6)	4,150	842	*
Bayshore Merchant Services, Inc.	2,344	(7)	2,344	0	—
Brad Barnard	11		11	0	—
Brianna D. Nisbet	14		14	0	—
Brianna McKeller	61		48	13	*
Bruce Pollack	18,605		18,605	0	—
Capital Trust Investments Limited	48,959	(8)	48,959	0	—
Carmelo Troccoli	29		29	0	—
Carol Borkiewicz	14		14	0	—
Carolyn Wieser	14		14	0	—
Charles Fisher	1,341	(9)	379	962	*
Charles J. Wolf Jr.	2,598		2,598	0	—
Chester J. Santia	14		14	0	—

Chester J. Santia III	14		14	0	—
Connie Dunn	14		14	0	—
Daniel Avrutsky	1,747		1,747	0	—
Daryl Chalk	268	(10)	268	0	—
David Blatte	11,261		11,261	0	—
David Epstein	4,925		4,925	0	—
Dennis DeConcini	788		788	0	—
Diane Lamonaca	469		469	0	—
Diane Nisbet	14		14	0	—
Dolmari, Ltd.	125,530	(11)	125,530	0	—
Donna D. Dusty	14		14	0	—
Edoardo Grigine & Giuseppina Tardito	98		98	0	—
Edward A. Heil	14		14	0	—
Elizabeth Apple	531	(12)	152	379	*
Ellyn Moriarty	14		14	0	—
Emil G. Santia	14		14	0	—
Eric Singer	2,253		2,253	0	—
Gale Hayman	191,433		191,433	0	—
Gary C. Wendt	1,576		1,576	0	—
Globacor Capital Inc.	100,000	(13)	100,000	0	—
Gloria Cabe	2,083	(14)	590	1,493	*
Green Crescent	17,746	(15)	17,746	0	—
Harvey W. Schiller	460,494	(16)	123,076	337,418	2.5%
Hilary Herscher	5,464	(17)	5,464	0	—
Howard Safir	152,425	(18)	89,912	13	*
Iroquois Master Fund Ltd.	4,102	(19)	4,102	0	—
Isabella R. Santia	14		14	0	—
James A. Cannavino	21,750		21,750	0	—
James F. Huber	14		14	0	—
James J. McTernan	14		14	0	—
James Lance Bass	2,449		2,449	0	—
Jeffrey O. Nyweide	229,038	(20)	14,600	214,438	1.6%
Jennifer Holt	3,398	(21)	969	2,429	*
Jody Giraldo	11		11	0	—
John P. Oswald	116,269	(22)	7,032	109,237	*
John W. Heilshorn	64,248	(23)	42,248	0	—
John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA	11,000	(24)	11,000	0	—
John W. Heilshorn ACF Morgan M Heilshorn U/NY/UTMA	11,000	(25)	11,000	0	—
Jonathan Rich	16	(26)	16	0	—
Joni Pentifallo	14		14	0	—
Jordan D. Santia	14		14	0	—
Joshua S. Santia	14		14	0	—

Kaufman Bros. L.P.	124	(27)	124	0	—
Keith L. Lippert	56,092	(28)	56,092	0	—
Kerry Santia	14		14	0	—
Kevin J. Santia	14		14	0	—
Kidada Kendall	1,076	(29)	304	772	*
Kimberly A. Dunn	14		14	0	—
Kimberly Fuller	1,076	(30)	304	772	*
Kristin Roy	181	(31)	181	0	—
Lester Pollack	18,605		18,605	0	—
Lööf Holdings, LLC	21,750	(32)	21,750	0	—
Louis Forte	980		980	0	—
Madison Avenue Presbyterian Church	4,000	(33)	4,000	0	—
Marc Sperling	1,661		1,661	0	—
Mark Ghilarducci	3,623	(34)	1,030	2,593	*
Mark Nisbet	14		14	0	—
Mathew Balk	625		625	0	—
Matthew Oster	68	(35)	17	51	*
Matthew Wharton	313	(36)	313	0	—
Michael Gaines	1,015	(37)	1,015	0	—
Mitchell Huber	14		14	0	—
Nightingale-Bamford	1,000	(38)	1,000	0	—
P.S. Capital Holdings, L.P.	127,673	(39)	127,673	0	—
Patrick Crawford	1	(40)	1	0	—
Paul Taylor	2,281	(41)	2,281	0	—
QS Advisors LLC	344	(42)	344	0	—
R. Bret Jenkins	14		14	0	—
Richard Taney	2,938		2,938	0	—
Rick Tocchet	9,792		9,792	0	—
Rising Wolf II, LLC	233,835	(43)	233,835	0	—
Robert Bergmann	2,253		2,253	0	—
Robert J. Isakson	46,788	(44)	13,584	33,204	*
Rodney Slater	162,749	(45)	38,234	124,515	*
Ronald Huber	14		14	0	—
Ronald William Morgan	3,262	(46)	2,522	740	*
Samantha Nisbet	14		14	0	—
Sarah B. Hrdy Trust B	115,347	(47)	115,347	0	—
Sean McTernan	14		14	0	—
Sofia R. Santia	14		14	0	—
SR II, LLC	62,500	(48)	62,500	0	—
Starboard Capital Markets, LLC	185	(49)	185	0	—
Steven Sigler	196		196	0	—
Tammy Santia	14		14	0	—
Terry Brown	37		37	0	—
Thomas Cowley	1,563	(50)	1,563	0	—

Thomas Ondeck	57,334	(51)	44,118	13,216	*
Todd Climan Living Trust	11,030	(52)	11,030	0	—
Tony Berger	2,938		2,938	0	—
Uma Thurman	115,347		115,347	0	—
Verus International Group Limited	40,501	(53)	39,651	850	*
Verus Investment Holdings Inc.	9,838	(54)	9,838	0	—
vFinance Investments, Inc.	297	(55)	297	0	—
Vincent Calicchia	9		9	0	—
Wayne Schrader	1,401	(56)	1,401	0	—
Wendy A. Huber	14		14	0	—
William S. Sessions	32,411	(57)	1,360	31,051	*
TOTAL			1,868,288	880,752

*  Less than 1% of outstanding shares

(1)	Mr. Elon Dershowitz may be deemed to have power to vote or dispose of the shares of our common stock held by Mr. Alan Dershowitz.

(2)
Ms. Diane Kaslow may be deemed to have power to vote or dispose of the shares of our common stock held by Mr. Kaslow.  Mr. Kaslow is a former member of our Business Advisory Board, which has been disbanded.

(3)	Mr. Sachs has been an employee of ours within the past three years.

(4)	Ms. Holton-Williams has been an employee of ours within the past three years.

(5)	Mr. Eugene Dozortsev may be deemed to have power to vote or dispose of the shares of our common stock held by Mr. Arthur Dozortsev.

(6)	Mr. Scanlon has been an employee of ours within the past three years.

(7)
Mr. Raduz Motan may be deemed to be the beneficial owner of the shares of our common stock held by Bayshore Merchant Services, Inc. Mr. Motan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8)
Mr. John P. Oswald, a member of our Board of Directors, serves as director of Capital Trust Investments Limited and may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited.  Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Mr. Fisher has been an employee of ours within the past three years.

(10)	Mr. Chalk has been an employee of ours within the past three years.

(11)	Mr. Kenneth Starr may be deemed to have power to vote or dispose of the shares of our common stock held by Dolmari, Ltd.

(12)	Ms. Apple has been an employee of ours within the past three years.

(13)
Mr. Bujouves, a member of our Board of Directors, serves as Chairman of Globacor Capital Inc. and may be deemed to be the beneficial owner of the shares of our common stock held by Globacor Capital Inc. Mr. Bujouves disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(14)	Ms. Cabe has been an employee of ours within the past three years.

(15)	Mr. Arshad Hasan Khan may be deemed to have power to vote or dispose of the shares of our common stock held by Green Crescent.

(16)	Dr. Schiller is the Chairman of our Board of Directors and Chief Executive Officer.

(17)	Mr. Herscher is the Chief Financial Officer of Verus International Group Limited. For additional information regarding Verus International Group Limited, see footnote 53.

(18)
Consists of 89,925 shares of our common stock held by Mr. Safir individually and 62,500 shares of our common stock held by SR II, LLC, of which Mr. Safir is a control person. Mr. Safir may be deemed to be the beneficial owner of the shares of our common stock held by SR II, LLC.  Mr. Safir disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Mr. Safir has been an employee of ours within the past three years.

(19)
Mr. Joshua Silverman may be deemed to have power to vote or dispose of the shares of our common stock held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(20)	Mr. Nyweide is our Chief Financial Officer, Executive Vice President-Corporate Development, Treasurer and Secretary.

(21)	Ms. Holt has been an employee of ours within the past three years.

(22)
Consists of 7,310 shares of common stock and 60,000 shares of our common stock issuable upon exercise of stock options held by Mr. Oswald individually, and 48,959 shares of our common stock held by Capital Trust Investments Limited.  Mr. Oswald, a member of our Board of Directors, may be deemed to be the beneficial owner of the shares of our common stock held by Capital Trust Investments Limited. Mr. Oswald disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(23)
Consists of 42,248 shares of our common stock held by Mr. Heilshorn individually, 11,000 shares of our common stock held by John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA, of which Mr. Heilshorn is the trustee, and 11,000 shares of our common stock held by John W. Heilshorn ACF Morgan M. Heilshorn U/NY/UTMA, of which Mr. Heilshorn is the trustee. As the trustee of John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA and John W. Heilshorn ACF Morgan M. Heilshorn U/NY/UTMA, Mr. Heilshorn has the power to vote and dispose of such shares. Mr. Heilshorn is a partner at Lippert/Heilshorn and Associates, Inc. (“Lippert”), which provided us with advisory services in exchange for compensation consisting in part of shares of our common stock.

(24)
Mr. Heilshorn is the trustee and in such capacity has the power to vote and dispose of the shares of our common stock held by John W. Heilshorn ACF Madison Heilshorn U/NY/UTMA.  For additional information regarding Mr. Heilshorn, see footnote 23.

(25)
Mr. Heilshorn is the trustee and in such capacity has the power to vote and dispose of the shares of our common stock held by John W. Heilshorn ACF Morgan M. Heilshorn U/NY/UTMA.  For additional information regarding Mr. Heilshorn, see footnote 23.

(26)	Mr. Rich is an executive officer of vFinance Investments, Inc. For additional information regarding vFinance Investments, Inc., see footnote 55.

(27)	Mr. Craig Kaufman may be deemed to have power to vote or dispose of the shares of our common stock held by Kaufman Bros. L.P.

(28)	Mr. Lippert is a partner at Lippert/Heilshorn and Associates, Inc. For additional information regarding Lippert, see footnote 23.

(29)	Ms. Kendall has been an employee of ours within the past three years.

(30)	Ms. Fuller has been an employee of ours within the past three years.

(31)	Ms. Roy has been an employee of ours within the past three years.

(32)
Mr. Per-Olof Lööf, a member of our Board of Directors, is a control person of Lööf Holdings, LLC and may be deemed to be the beneficial owner of the shares of our common stock held by of Lööf Holdings, LLC.

(33)	Mr. Frank Hohmann III may be deemed to have power to vote or dispose of the shares of our common stock held by Madison Avenue Presbyterian Church.

(34)	Mr. Ghilarducci has been an employee of ours within the past three years.

(35)	Mr. Oster has been an employee of ours within the past three years.

(36)	Mr. Wharton has been an employee of ours within the past three years.

(37)	Mr. Gaines has been an employee of ours within the past three years.

(38)	Ms. Dorothy Hutcheson may be deemed to have power to vote or dispose of the shares of our common stock held by Nightingale-Bamford.

(39)	Mr. Kenneth Starr may be deemed to have power to vote or dispose of the shares of our common stock held by P.S. Capital Holdings, L.P.

(40)	Mr. Crawford has been an employee of ours within the past three years.

(41)	Mr. Taylor has been an employee of ours within the past three years.

(42)	Mr. Mark Sirangelo may be deemed to have power to vote or dispose of the shares of our common stock held by QS Advisors LLC.

(43)
Rising Wolf II, LLC is owned by Millennium Technology Value Partners, L.P. and Millennium Technology Value Partners (RCM), L.P. (together, the “TVP Funds”). Daniel L. Burstein is a member of the general partner that manages the TVP Funds and may be deemed to be the beneficial owner of the shares of our common stock held by Rising Wolf II, LLC. Mr. Burstein disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(44)	Mr. Isakson has been an employee of ours within the past three years.

(45)	Consists of 132,749 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of stock options. Mr. Slater has been an employee of ours within the past three years.

(46)	Mr. Morgan has been an employee of ours within the past three years.

(47)	Ms. Sarah B. Hardy may be deemed to have power to vote or dispose of the shares held by the trust.

(48)
Mr. Howard Safir is a control person of SR II, LLC and may be deemed to be the beneficial owner of the shares of our common stock held by SR II, LLC.  Mr. Safir disclaims beneficial ownership with respect to the shares of our common stock held by SR II, LLC, except to the extent of his pecuniary interest therein.  For additional information regarding Mr. Safir, see footnote 18.

(49)	Mr. James J. Dotzman may be deemed to have power to vote or dispose of the shares of our common stock held by Starboard Capital Markets, LLC.

(50)	Mr. Cowley has been an employee of ours within the past three years.

(51)	Consists of 50,667 shares of our common stock and 6,667 shares of our common stock issuable upon exercise of stock options. Mr. Ondeck has been an employee of ours within the past three years.

(52)	Mr. Sanford Climan is the trustee and in such capacity has the power to vote and dispose of the shares of our common stock held by Todd Climan Living Trust.

(53)
Mr. Ajmal Khan, the Chief Executive Officer of Verus International Group Limited, may be deemed to be the beneficial owner of the shares of our common stock held by Verus International Group Limited. Mr. Khan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(54)
Mr. Ajmal Khan, the Chief Executive Officer of Verus International Group Limited, may be deemed to be the beneficial owner of the shares of our common stock held by Verus Investment Holdings Inc. Mr. Khan disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(55)	Mr. Leonard Sokolow may be deemed to have power to vote or dispose of the shares held by vFinance Investments, Inc.

(56)	Mr. Schrader has been an employee of ours within the past three years.

(57)
Consists of 2,411 shares of our common stock and 30,000 shares of our common stock issuable upon exercise of stock options.  Mr. Sessions is a former member of our Business Advisory Board, which has been disbanded.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share, 100,000 shares of which have been designated Series D Convertible Preferred Stock and 20,000 shares have been designated Series A Junior Participating Preferred Stock. As of February 25, 2011, there were 13,381,153 shares of our common stock and no shares of our Series D Convertible Preferred Stock or our Series A Junior Participating Preferred Stock issued and outstanding.

  The following description of our capital stock outstanding as of February 25, 2011 is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation, as amended, and the Certificates of Designation of our Series D Convertible Preferred Stock and our Series A Junior Participating Preferred Stock, which is filed as an exhibit to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

The holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.  We have previously announced that we currently intend to return the net proceeds from the sales of SafirRosetti, Preparedness Services and Fraud and SIU Services and the contemplated net proceeds from the contemplated sale of Bode to our stockholders after satisfying existing contractual and banking obligations and establishing appropriate reserves for contingencies and ongoing operating costs.

As of December 31, 2010, our continuing operations consist solely of our executive and general corporate operations. We have publicly announced that we currently intend to return the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode to our stockholders, after satisfying existing contractual obligations and establishing appropriate reserves for contingencies and ongoing operating costs.  In connection with this intention, on December 1, 2010, we commenced a partial tender offer to purchase for cash up to 10,000,000 shares of our common stock at a price of $2.40 per share. The tender offer closed on December 29, 2010, after which we purchased a total of 1,119,978 shares at a cost of $2,688. In addition, during the year ended December 31, 2010, just prior to the aforementioned tender offer, we repurchased in the open market 16,627 shares of our common stock at a cost of $39.   On February 7, 2011, our Board of Directors approved a new program to purchase up to $3,000 of our common stock over a period of 18 months, at such times, amounts and prices as the Company shall deem appropriate.  We continue to explore the most efficient form of the distribution of the remaining proceeds from the sales of these units and have also explored alternative uses of the net proceeds from the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode in the event that we determine not to further distribute these proceeds to our stockholders.

Upon liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all assets of our company which are legally available for distribution, after payment of or provision for all actual and potential liabilities and the liquidation preference of any outstanding preferred stock, of which currently there are none. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series D Convertible Preferred Stock

Holders of our Series D Convertible Preferred Stock were entitled at any time to convert their shares of Series D Convertible Preferred Stock into our common stock, subject to a waivable beneficial ownership cap that prevents a holder from converting its shares into common stock if the conversion would result in the holder and its affiliates beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. A holder could have at any time waive this 4.99% cap upon 61 days’ notice. Each share of Series D Convertible Preferred Stock was initially convertible into 66.67 shares of our common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of our common stock.

Holders of our Series D Convertible Preferred Stock did not have any voting rights, except to the extent required by law. To the extent that any dividends were declared on our common stock, holders of our Series D Convertible Preferred Stock will be entitled to receive those dividends on an as-converted basis. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our company, holders of our Series D Convertible Preferred Stock would have been entitled to receive a nominal liquidating distribution in an amount equal to $0.001 per share before distributions are made to holders of our common stock. Upon completion of these nominal liquidating distributions, holders of our Series D Convertible Preferred Stock would have been entitled to receive their pro rata share, on an as-converted to common stock basis, of any assets remaining available for distribution to our stockholders.

Shareholder Rights Agreement

On September 7, 2010, the Company entered into a stockholder rights plan, dated as of September 7, 2010 (the “Rights Agreement”), with Continental Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

On September 7, 2010, in connection with the Company’s entry into the Rights Agreement, the Company’s Board of Directors authorized the issuance of one right (a “Right”) to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Participating Preferred Stock”), at a purchase price of $4.10 (such amount, as may be adjusted from time to time as provided in the Rights Agreement, the “Purchase Price”) for each share of the Company’s outstanding Common Stock to stockholders of record as of the close of business on September 17, 2010 (the “Record Date”).

On October 27, 2010, the Company waived the provisions of the Rights Agreement for a certain large stockholder (the “Stockholder”) of the Company.  On the close of business as of that day, the Stockholder owned an aggregate of 5,766,324 shares of the Company’s stock, or approximately 40% of the common stock outstanding.  In connection with this purchase, the Company entered into a support agreement with the Stockholder, the principal term of which required the Stockholder to vote in favor of the sale of Bode.

Effectiveness.  The Rights Agreement became effective on September 7, 2010 (the “Effective Date”).  Rights will be issued in respect of all outstanding shares of Common Stock on the Record Date and for all additional shares of Common Stock issued prior to the earliest of the Distribution Date (as defined below), the redemption of the Rights or the Expiration Date (as defined below), except Rights may be distributed in respect of shares of Common Stock issued after the Distribution Date in certain limited circumstances.

Term.  The Rights will expire on the third anniversary of the date the Rights Agreement (the “Expiration Date”), unless earlier redeemed or canceled by the Company as provided below.

Exercisability.  The Rights will become exercisable upon the earlier of the following dates (the “Distribution Date”):

•
the close of business on the tenth calendar day after such date on which the Company learns that a person or group (including any affiliates or associate of such person or group) has acquired, or obtained the right to acquire, beneficial ownership (as defined in the Rights Agreement) of more than 15% of the outstanding Common Stock, or in the case of any person with beneficial ownership of more than 15% of the outstanding Common Stock on the date of the Rights Agreement, such person acquires additional shares of Common Stock representing 1% or more of the then-outstanding Common Stock (subject to certain exceptions) or becomes an affiliate or associate of another person who owns 1% or more of the then-outstanding Common Stock (any such person or group, an “Acquiring Person”); and

•
the close of business on the tenth calendar day (or, unless the Distribution Date previously occurred, such later day as may be specified by the Board), if any, as may be designated by the Board following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for shares of Common Stock that could result in a person or group becoming the beneficial owner of more than 15% of the outstanding Common Stock.

 Notwithstanding the foregoing, the Board may, in its sole discretion, determine that any person or group will not be deemed to be an “Acquiring Person” for any purposes of the Rights Agreement.

Rights Certificates and Detachability.  Prior to the Distribution Date, the Rights will be represented by the certificates for shares of Common Stock, and the Rights will be transferable only with the related Common Stock certificates and will be automatically transferred with any transfer of the related Common Stock.  After the Distribution Date, the Rights will “detach” from the Common Stock and will be separately transferable.

Terms of the Series A Junior Participating Preferred Stock.  The Series A Junior Participating Preferred Stock is not redeemable and will be, in ranking as to dividend and liquidation preferences, senior to the Common Stock.  Each share of Series A Junior Participating Preferred Stock will entitle its holder to preferential dividend payments of 1,000 times the aggregate per share amount of all cash dividends and 1,000 times (subject to adjustment under certain circumstances) the aggregate per share amount of all non-cash dividends and other distributions (other than dividends payable in Common Stock) declared per share of Common Stock, as and if declared by the Board.  In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will receive a preferential liquidation payment equal to the accrued and unpaid dividends, plus an amount equal to the greater of (x) $1,000 per whole share or (y) an aggregate amount per share equal to 1,000 times (subject to adjustment under certain circumstances) the aggregate amount to be distributed per share to holders of Common Stock, provided that the liquidation amount to be received by any holder of the Series A Junior Participating Preferred Stock in the event of involuntary liquidation may not exceed $4.10 per share.  The terms of the Preferred Stock do not include the right to vote.  The rights of the Preferred Stock as to dividends and liquidation in the event of mergers and consolidations are protected by customary antidilution provisions as more fully described in the Rights Agreement.  Because of the nature of the Series A Junior Participating Preferred Stock dividend and liquidation rights, the value of the one one-thousandth interest in a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each Right (subject to adjustment) should approximate the value of one share of Common Stock.

Dilution Adjustments.  The amount of Preferred Stock issuable upon exercise of the Rights is subject to adjustment by the Board in the event of any change in the Common Stock or Preferred Stock, whether by reason of stock dividends, stock splits, reclassifications, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock, Series A Junior Participating Preferred Stock or otherwise.

The Flip-In Provision.  Subject to future amendment of the Rights Agreement, at such time as any person or group becomes an Acquiring Person, the holder of each Right will thereafter have the right to receive, upon exercise of the Right and the payment of the Purchase Price, that number of one one-thousandths of a share of Series A Junior Participating Preferred Stock equal to the number of shares of Common Stock that at the time of the applicable triggering transaction would have a market value of twice the Purchase Price.  However, on or after the Distribution Date, any Rights that are or previously were beneficially owned by an Acquiring Person will become null and void and will not be subject to the “flip-in” provision.

The Flip-Over Provision.  In the event the Company is acquired in a merger or other business combination by an Acquiring Person, or 50% or more of the Company’s assets are sold to an Acquiring Person, each Right will entitle its holder to purchase common shares in the surviving entity at 50% of market price (subject to exceptions if the surviving entity does not have common shares registered under the Securities Exchange Act of 1934, as further described in the Rights Agreements).  As with the “flip-in” provision, on or after the Distribution Date, any Rights that are or previously were beneficially owned by an Acquiring Person will become null and void.

Exchange.  After any person or group becomes an Acquiring Person, the Board may elect to exchange each Right (other than Rights owned by an Acquiring Person) for consideration per Right consisting of one-half of the securities that would be issuable at such time upon the exercise of one Right, or, under certain circumstances, an equivalent value in cash, shares of Common Stock or other securities.

Redemption.  The Rights are redeemable by the Board of Directors at a redemption price of $0.001 per Right (the “Redemption Price”) any time prior to the earlier of the Distribution Date and the Expiration Date.  Immediately upon the action of the Board of Directors ordering the redemption of the Rights, and without any further action or notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment.  At any time prior to the Distribution Date, the Company may, in its sole and absolute discretion, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement, including the date on which a Distribution Date or Expiration Date will occur, the amount of the Purchase Price, the definition of “Acquiring Person” or the time during which the Rights may be redeemed.  From and after the Distribution Date, the Company may amend the Rights Agreement without the approval of any holders of Right Certificates (as defined in the Rights Agreement) (a) to cure any ambiguity or to correct or supplement any provision that may be defective or inconsistent with any other provision of the Rights Agreement, (b) to shorten or lengthen any time period under the Rights Agreement, or (c) to otherwise change or supplement any other provisions in the Rights Agreement in any matter that the Company may deem necessary or desirable and that does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

Stockholder Rights.  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Removal of Directors and Filling Vacancies. Our by-laws provide that directors may be removed by stockholders only for cause, upon the affirmative vote of at least a majority of the voting power of all then outstanding shares of voting stock, voting together as a single class. Any vacancy on our Board of Directors, however occurring, including a vacancy resulting from a removal for cause or from an increase in the size of our Board of Directors, may only be filled by a majority of our directors then in office, even if less than a quorum.

Written Consent of Stockholders. Our by-laws provide that stockholders may act by written consent only if all stockholders entitled to vote sign the written consent. This provision limits the ability of stockholders to take actions other than at a duly called and held stockholder meeting.

Advance Notice Requirements. Our by-laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. The notice must contain information specified in the by-laws.

Undesignated Preferred Stock. Our certificate of incorporation provides for 15,000,000 authorized shares of preferred stock, all of which are currently available for issuance. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Preferred Stock Purchase Rights.

On September 7, 2010, the Board adopted the Shareholder Rights Agreement, as more fully described in the section on “Description of Capital Stock”, under which the Board authorized and declared a dividend representing one Right to purchase one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock, at the Purchase Price comprised of $4.10, as adjusted, for each share of Common Stock, to stockholders of record as of the close of business on September 17, 2010.  The rights become exercisable upon the occurrence of certain events and may make the acquisition of the Company more difficult and expensive. Under the terms of the Rights Agreement, in the event a person or group obtains beneficial ownership of 15% or more of the Common Stock, then under certain circumstances holders of the rights will have the ability to purchase, for the Purchase Price, as adjusted, either (i) a number of shares of our common stock having a market value of twice the Purchase Price or (ii) in the event of a business combination or sale in which we are not the surviving corporation, a number of shares of common stock of the surviving corporation having a market value of twice the Purchase Price. The rights will expire at the close of business on September 7, 2013, unless earlier redeemed or exchanged by us.

The Rights Agreement may delay or prevent an acquisition of us that stockholders may consider favorable, which could decrease the value of our common stock.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Trading Information

Our common stock is currently quoted on the Nasdaq Capital Market under the trading symbol “GLOI”.

On January 18, 2011, the staff of NASDAQ delivered the Determination Letter to us indicating its belief that we no longer meets its listing standards as that we are not in compliance with Listing Rule 5101 and may be a “public shell” with no operating business following the sales of SafirRosetti, Preparedness Services, Fraud and SIU Services and Bode and the discontinuation of International Strategies.  Marketplace Rule 5100 provides NASDAQ with discretionary authority to apply more stringent criteria for continued listing and can terminate the inclusion of particular securities based on any event that occurs that in the opinion of NASDAQ makes inclusion of the securities in the NASDAQ inadvisable or unwarranted.

The Determination Letter stated that we have the right to appeal the delisting decision and that absent such an appeal, trading in our common stock will be suspended at the opening of business on January 27, 2011.  On January 25, 2011, we sent a letter to NASDAQ stating that in accordance with the NASDAQ Listing Rule 5800 Series, we would appeal the determination.  On February 28, 2011, we received a letter from the Nasdaq Hearings Panel indicating that our common stock will be delisted as of the opening of business on March 2, 2011.  Following the delisting, it is our intention that our securities would be eligible for quotation on the OTC Bulletin Board.

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, Inc., 17 Battery Place, 8th Floor, New York, New York 10004.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest (including limited partners who receive the registered shares pursuant to a pro rata distribution) directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the Nasdaq Capital Market, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•
a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales;

•	put or call option transactions relating to the shares; and

•	by any other method permitted by applicable law.

The selling stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

As discussed in “Risk Factors,” selling stockholders may not be able to rely upon Rule 144 to sell their shares in open market transactions.

Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the SEC, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-3 with the SEC under the Securities Act for the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement and its exhibits. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

LEGAL MATTERS

The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

Our audited consolidated balance sheets as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2010, 2009 and 2008 have been incorporated by reference and is included in reliance upon the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents.  The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the Securities and Exchange Commission will automatically update and replace this information.  We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement; and (ii) following the date of effectiveness and prior to the termination of this offering:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.	The filed portions of our Current Report on Form 8-K filed on January 24, 2011;

3.
The description of our preferred stock rights contained in our registration statement on Form 8-A12B, as filed with the Securities and Exchange Commission on September 8, 2010, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended; and

4.
The description of our common stock contained in our registration statement on Form 8-A12B, as filed with the Securities and Exchange Commission on September 25, 2007, as amended on September 25, 2007, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.  We will provide you with a copy of these filings at no cost upon oral or written request.  Any requests should be made to the following address and telephone number:

GlobalOptions Group, Inc.
Attention: Corporate Secretary
75 Rockefeller Plaza
27th floor
New York, New York 10019
(212) 445-6262

We have filed a registration statement on Form S-3 with the SEC for our common stock offered in this offering.  This prospectus does not contain all the information set forth in the Registration Statement.  You should refer to the Registration Statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits to the Registration Statement for copies of the actual contracts, agreements or other documents.

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on the SEC’s website at www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we will indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee	$557.46
Accounting fees and expenses	10,000
Legal fees and expenses	35,000
Miscellaneous	1,442.54
$47,000

Item 15.                      Indemnification of Directors and Officers.

The Certificate of Incorporation of the Company provides that we shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, or the DGCL, any person whom it may indemnify thereunder, including the directors, officers, employees and agents of the Company. In addition, the Company’s certificate of incorporation limits or eliminates, to the extent permitted by the DGCL, personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty.

Section 5.1 of the by-laws of the Company further provides as follows:

Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation, as a director, officer or employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) and in the manner provided in the Certificate of Incorporation of the Corporation and as otherwise permitted by the DGCL.

The Company’s authority to indemnify its directors and officers is governed by the provisions of Section 145 of the DGCL, as may be amended, which provides as follows:

(a)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)           A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)           To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)           Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)           Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)           The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)           A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)           For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)           For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)           The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)           The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Item 16.                      Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement by and among GlobalOptions Group, Inc., GlobalOptions, Inc. and Guidepost Solutions, LLC dated April 23, 2010.*
2.2	Asset Purchase Agreement, dated May 13, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc. and Witt Group Holdings, LLC.**
2.3	Asset Purchase Agreement, dated June 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc. and GlobalOptions Services, Inc.***
2.4	Stock Purchase Agreement, dated August 11, 2010, by and among GlobalOptions Group, Inc., GlobalOptions, Inc., The Bode Technology Group, Inc. and LSR Acquisition Corp.****
4.1	Rights Agreement, dated as of September 7, 2010, between GlobalOptions Group, Inc. and Continental Transfer & Trust Company. *****
5.1	Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.#
23.1	Consent of Marcum LLP. ##
23.2	Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1). #
24.1	Power of Attorney.#

#	Previously filed with the Company’s Registration Statement on Form S-3 on February 15, 2011.

##	Filed herewith.

*	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 29, 2010.

**	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2010.

***	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2010.

****	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2010.

*****	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2010.

Item 17.                      Undertakings.

               The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

 (2)           That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 1, 2011.

GLOBALOPTIONS GROUP, INC.

By: /s/ Harvey W. Schiller, Ph.D.

Harvey W. Schiller, Ph.D.
Chairman and Chief Executive Officer
(Principal Executive Officer)

By: /s/ Jeffrey O. Nyweide

Jeffrey O. Nyweide
Chief Financial Officer, Executive Vice President and Secretary
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

/s/ Harvey W. Schiller, Ph.D.
Harvey W. Schiller, Ph.D.	Chairman, Chief Executive Officer and Director	March 1, 2011

/s/ Jeffrey O. Nyweide
Jeffrey O. Nyweide	Chief Financial Officer, Executive Vice President and Secretary	March 1, 2011

*
Per-Olof Lööf	Director	March 1, 2011

*
John P. Oswald	Director	March 1, 2011

*
John P. Bujouves	Director	March 1, 2011

*
John D. Chapman	Director	March 1, 2011

* By:	/s/ Jeffrey O. Nyweide
Jeffrey O. Nyweide
Attorney-In-Fact